EMPLOYMENT AGREEMENT


     AGREEMENT made this 1st day of June, 1999, between Elite Technologies, Inc., a Texas corporation ("Employer"), having its principal place of business in Duluth, Georgia, and Scott Schuster ("Employee").

     WHEREAS, Employee and Employer desire to set forth in writing their contract with respect to Employee's employment by Employer;

     NOW, THEREFORE, in consideration of their mutual promises set forth herein, the parties hereby agree as follows:

     1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

     2. Duties and Authority.

     a. Employee will occupy the position of Chairman of the Board and Chief Executive Officer (the "Position") with Employer. Employee has also been appointed as a member of the Board of Directors of Employer (the "Board").

     b.Employee will have the responsibility and authority associated with the Position, reporting directly to, and subject to the control of, the Board, and will have general supervision, direction and control, as necessary, over all of the business and affairs of Employer and its employees. Employee will be primarily responsible for carrying out orders and resolutions of the Board and such duties as may from time to time be assigned to Employee by the Board.

     c. Employee agrees to devote his full time attention and best efforts to the performance of his employment hereunder. 3. Term of Employment. The term of employment shall begin on the date of this Agreement and shall extend for a period of three (3) consecutive years unless earlier terminated as provided herein. 4. Noncompetition. Employee agrees, during the term of this Agreement, and for a period of one (1) additional year immediately following the termination of this Agreement, that (i) he will not solicit, engage, entice, procure, or otherwise interfere, in any manner, with the employees, customers, or other business relationships of Employer, (ii) he will not engage, directly or indirectly, in any business similar, like, comparable or related to the business then being conducted by Employer, and (iii) he will not serve as an officer, member of the board of directors, or have any other affiliation with any entity engaged in such a business. In the event that Employer and Employee are unable to agree on whether a particular business in which Employee attempts to engage is directly or indirectly in competition with Employer, the matter will be submitted to arbitration under the provisions of Paragraph 24 of this Agreement.

     5. Compensation. Employee will receive compensation during the term of this Agreement as follows:

     a. A base annual salary of Two Hundred Fifty Thousand Dollars ($250,000) per year payable either bi-monthly, weekly, semi-weekly or monthly at the discretion of Employer, subject to annual upward adjustments by the Board (the "Base Salary").

     b. An incentive salary (the "Profits Bonus") equal to a maximum of one and one half percent (1.5%) of the Adjusted Net Profits (hereinafter defined) of Employer during each fiscal year beginning or ending during the term of this Agreement, prorated for any partial fiscal year. "Adjusted Net Profits" shall be the net profits before federal and state income taxes, determined on a consolidated basis and otherwise in accordance with generally accepted accounting principles by the independent accounting firm employed by Employer as auditors (the "Auditors") and adjusted to exclude: (i) any incentive salary payments paid pursuant to this Agreement; (ii) any contributions to pension and/or profit-sharing plans; (iii) any extraordinary gains or losses (including, but not limited to, gains or losses on disposition of assets); (iv) any refund or deficiency of federal and state income taxes paid in or assessed for a prior year for which a Profits Bonus has been paid after taking into account such over or under payment; and (v) any provision for federal or state income taxes made in prior years for which a Profits Bonus has been paid which is subsequently determined as unnecessary. The determination of the Adjusted Net Profits made by the Auditors shall be final and binding upon Employee and Employer. The Profits Bonus shall be paid within sixty (60) days after the end of each fiscal year. The maximum Profits Bonus payable for any one fiscal year under this Paragraph 5.b. shall not exceed two hundred percent (200%) of Employee's Base Salary during such fiscal year unless authorized by the Board. The Profits Bonus may be paid in shares of common stock, $0.10 par value, of Employer ("Employer Shares") by mutual agreement of Employer and Employee.

     c. An incentive salary ("Revenue Bonus") equal to a maximum of four percent (4%) of the Revenue Increase(s) (hereinafter defined) of Employer during each fiscal year beginning or ending during the term of this Agreement. "Revenue Increase(s)" shall be the difference between the gross revenue reported by Employer for the applicable fiscal year, less the gross revenue reported by Employer for the immediately preceding fiscal year, determined in accordance with generally accepted accounting principles by the Auditors, and prorated for any partial fiscal year. Any increase in gross revenue which is caused by the acquisition, merger or roll up of any entity (the "Transaction") shall be discounted by fifty percent (50%) in the year in which the Transaction occurs and only the discounted amount included in calculating gross revenue. The Revenue Bonus shall be paid within sixty (60) days after the end of each fiscal year. The maximum Revenue Bonus payable for any one fiscal year under this Paragraph 5.c. shall not exceed two hundred percent (200%) of Employee's Base Salary unless authorized by the Board. The Revenue Bonus may be paid in Employer Shares by mutual agreement of Employer and Employee. In the event of a Transaction, Employer and Employee agree that, for purposes of calculating the Revenue Increase, the gross revenues attributable to the acquired company or assets (the "Target") for the immediately preceding fiscal year shall be the gross revenues of the Target for the twelve (12) calendar months immediately preceding the closing of the Transaction.

     d. Employer agrees that Employee may review the books and records of Employer at anytime during the term of this Agreement and for a period of twelve
(12) months after a termination of this Agreement for purposes of verifying the calculation of the Profits Bonus and the Revenue Bonus. On written notice from Employee to Employer, such review may be conducted at Employer's principal business office after ten (10) days written notice from Employee. If such review determines an underpayment to Employee of the amounts owed for the Profits Bonus and the Revenue Bonus in excess of ten percent (10%) of the amounts actually paid to Employee for same for the periods of the underpayment, Employer shall reimburse Employee for the reasonable costs of such review.

     6. Deferred Compensation. In the event that Employee retires after performing services for Employer up until Employee reaches the age of 65 or retires at an earlier age with the approval of Employer, Employee will be entitled to deferred compensation payments after retirement upon the following terms and conditions:

     a. For a period of twenty (20) years ("Retirement Period") Employee will receive all of the following: (i) base payments equal to thirty percent (30%) of the average total salary (Base Salary plus Profits Bonus plus Revenue Bonus) paid to Employee during the last three (3) full years of employment or based upon his total period of employment, should that period be less that three (3) full years, prior to the month of retirement ("Retirement Base Salary"); (ii) Advisory Payments equal to thirty percent (30%) of the Retirement Base Salary, provided that Employee serves as an advisor and consultant to Employer regarding its business. Employee will hold himself available to perform services at reasonable times at the request of the Board, consistent with any business activities Employee may be engaged in at such time. The Board shall have the right to require the presence of Employee at any Board meeting, not exceeding more than one meeting per month. Attendance at these Board meetings shall not be required should Employee's health prevent attendance; however, Employer shall have the right to demand a written statement from Employee prepared by a licensed medical examiner evidencing inability of Employee to attend the meeting or meetings. Employee will be reimbursed for all reasonable and necessary travel and incidental expenses incurred by Employee in connection with the performance of advisory services; and (iii) Noncompetition Payments equal to forty percent (40%) of the Retirement Base Salary.

     b. The Retirement Base Salary, the Advisory Payments and the Noncompetition Payments (collectively, the "Deferred Compensation Payments") shall be made in equal monthly installments on the first day of each month, starting the month following the month of retirement.

     c. In the event of the death of Employee prior to the expiration of the "Retirement Period," Employer will pay all remaining installments of Retirement Base Salary specified in Paragraph 6.a.(i), but no other Deferred Compensation Payments, to any beneficiary of Employee designated by Employee in a written document filed with Employer, or in the absence of such designation, the estate of Employee. Employer may elect to pay these remaining installments of Retirement Base Salary in a lump sum or in the equal monthly installments specified in Paragraph 6.b.

     d. Employee shall not sell, assign, transfer, or pledge, or in any other way dispose of or encumber, voluntarily or involuntarily, by gift, testamentary disposition, inheritance, transfer to any inter-vivos trust, seizure and sale by legal process, operation of law, bankruptcy, winding up of a corporation, or otherwise, the right to receive any Retirement Base Salary pursuant to this Agreement.

     7. Relocation. In the event Employee is transferred and assigned to a new principal place of work located more than fifty (50) miles from Employee's present residence, Employer will pay for all reasonable relocation expenses including:

     a. Transportation fares, meals, and lodging for Employee, his spouse, and family from Employee's present residence to any new residence located near the new principal place of work.

     b. Moving of Employee's household goods and the personal effects of Employee and Employee's family from Employee's present residence to the new residence.

     c. Lodging and meals for Employee and Employee's family for a period of not more than sixty (60) consecutive days while occupying temporary living quarters located near the new principal place of work.

     d. Round trip travel, meals and lodging expenses for Employee's family for no more than two (2) house hunting trips to locate a new residence, each trip not to exceed fourteen (14) days; and


     e. Expenses in connection with the sale of the residence of Employee including realtor fees, property appraisals, mortgage prepayment penalties, termite inspector fees, title insurance policy and revenue stamps, escrow fees, fees for drawing documents, state or local sales taxes, mortgage discount points (if in lieu of a prepayment penalty), and seller's attorney's fees (not to exceed one percent (1%) of the sales price). At the option of Employee and in lieu of reimbursement for these expenses, Employee may sell the residence of Employee to Employer at the fair market value of the residence determined by an appraiser chosen by Employer. The appraisal will be performed within ten (10) days after notice of transfer and notice of appraised value will be submitted by report to Employee. Employee will have the right to sell the residence to Employer at the appraised price by giving notice of intent to sell within thirty
(30) days from the date of the appraisal report. The term "residence" shall mean the property occupied by Employee as the principal residence at the time of transfer and does not include summer homes, multiple-family dwellings, houseboats, boats, or airplanes but does include condominium or cooperative apartment units and duplexes (two family) occupied by Employee.

     8. Medical and Group Insurance. At the expense of Employer, Employer agrees to include Employee in the group medical and hospital plan of Employer, when such plan is established.


     9. Stock Options. Pursuant to a separate stock option agreement (the "Stock Option Agreement"), Employer will grant Employee options to acquire two million (2,000,000) shares of Employer Shares at $0.01 per share, one million (1,000,000) of which shares will vest and become fully exercisable on January 1, 2001, and the balance of which will vest and become fully exercisable on August 31, 2001, subject to acceleration of the vesting period upon the termination of this Agreement for any reason whatsoever. The options will have a term of ten
(10) years. Employee agrees that at no time will he sell any Employer Shares in such amounts or at such prices which would create a material adverse effect on the ten (10) day moving average closing price of Employer Shares on such exchange or system then trading in Employer's quoted stock. The Stock Option Agreement will also grant Employee "piggy-back" registration rights with respect to the shares acquired pursuant to the exercise of such options.

     10. Vacation. Employee shall be entitled to six (6) weeks of paid vacation during each fiscal year of employment; for the fourth fiscal year and each fiscal year thereafter, said vacation time shall increase to five (5) weeks during each fiscal year. The time for the vacation shall be mutually agreed upon by Employee and Employer. If vacation is not taken, for the benefit of Employer, Employee shall be compensated at one and one half (1 1/2) times his then current Base Salary for time not taken. Additionally, Employee shall receive thirty (30) days sick/personal leave for each fiscal year of employment. Unused sick/personal leave will accrue and be retained by Employee to be used at his discretion or paid on a termination of his employment.

     11. Automobile. Employer will provide Employee, during the term of this Agreement, with the use of a new luxury automobile of Employee's choice. Employer will pay all operating expenses on such automobile and will procure and maintain in force an automobile liability policy for the automobile with coverage, including Employee, in the minimum amount of One Million Dollars ($1,000,000) combined single limit on bodily injury and property damage.


     12. Expense Reimbursement. Employee shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Employee in the performance of Employee's duties. Employee will maintain records and written receipts as required by federal and state tax authorities to substantiate expenses as an income tax deduction for Employer and shall submit vouchers for expenses for which reimbursement is made 13. Low Interest Loan.


     a. From time to time, Employee may borrow sums from Employer up to a maximum aggregate of Six Hundred Thousand Dollars ($600,000) provided Employer has excess funds available for such purposes. The Board shall establish the amount of such funds available upon request by Employee. Each loan shall be evidenced by a promissory note payable in not more than sixty (60) monthly principal and interest installment payments starting with the first day of the month following the month in which the loan is made, with interest at the rate of three percent (3%) per year on the unpaid balance of the loan or loans outstanding.


     b. In the event Employee severs employment with Employer for reasons other than permanent disability, death, or retirement while a loan or loans are outstanding, the unpaid principal amount then outstanding shall be due and payable within thirty (30) days after the date of termination. In the event severance of employment is due to permanent disability, death, or retirement, Employee, or the legal representative of Employee, shall repay any outstanding loan in accordance with the terms of the promissory note.

     c. Should there be a default in the payment of any installment of principal and interest when due, during Employee's employment under this Agreement, Employer may withhold installments from Employee's compensation under this Agreement. If there is a default after a termination of Employee's employment, then the entire sum of principal and interest, at the option of Employer, shall immediately become due and payable without demand or notice. In case this note is not paid upon acceleration, Employee shall pay all costs of collection and reasonable attorney's fees whether or not suit is filed on the note.

     14. Permanent Disability.

     a. In the event Employee becomes Permanently Disabled (hereinafter defined) during employment by Employer, Employer may terminate this Agreement by giving thirty (30) days prior notice to Employee of its intent to terminate this Agreement, and, unless Employee resumes performance of the duties set forth in Paragraph 2 within such thirty (30) days and continues such performance, this Agreement will terminate at the end of the thirty (30) day period. "Permanently Disabled" for purpose of this Agreement will mean the inability, due to physical or mental ill health, or any reason beyond the control of Employee, to perform Employee's duties for sixty (60) consecutive days or for an aggregate of ninety
(90) days during any one fiscal year irrespective of whether such days are consecutive, as determined by a physician selected by Employer and a physician selected by Employee. Employee will be entitled to his Base Salary earned prior to the date of becoming Permanently Disabled as provided for in Paragraph 5 computed pro rata up to and including the date of becoming Permanently Disabled.

     b. Upon termination of employment under the provisions of Paragraph 14.a., Employee will be entitled to Retirement Base Salary under the provisions of Paragraph 6(i). For purposes of Paragraph 6, termination under Paragraph 14.a. of this Agreement shall be considered "retirement." Employee will be excused from performing advisory services as required under Paragraph 6.b.(ii) but shall nevertheless be entitled to receive the Advisory Payments except to the extent limited by death of Employee as set forth in Paragraph 6.c. Employee, however, shall not be entitled to Noncompetition Payments under Paragraph 6.

     c. Employer shall maintain, at its expense, a disability policy covering Employee for a dollar amount specified by the Board. This amount may not exceed one hundred percent (100%) of the Base Salary. Benefits of this policy shall begin on the date Employee's sick/personal leave days are exhausted and shall continue until Employee's Deferred Compensation Payments as outlined in Paragraph 6 of this Agreement commence.

     15. Death. In the event that Employee dies during the term of this Agreement, this Agreement shall immediately terminate except that Employee will be entitled to his Base Salary earned prior to the date of death as provided for in Paragraph 5 computed pro rata up to and including the date of death. Additionally, Employee will be entitled to Retirement Base Salary under the provisions of Paragraph 6(i). For purposes of Paragraph 6, termination under Paragraph 15 of this Agreement shall be considered "retirement." Employee, however, shall not be entitled to receive either Advisory Payments or Noncompetition Payments under Paragraph 6. 16. Termination.

     a. Employer may terminate Employee's employment under this Agreement by giving ten (10) days prior written notice to Employee. Should Employer terminate Employee's employment for any reason other than Cause (hereinafter defined), Employee shall receive his Base Salary, the Profits Bonus and the Revenue Bonus due for the remainder of the term of this Agreement, payable as and when same would have become due and payable but for the termination of Employee's employment, the Retirement Base Salary, the Advisory Payments and the Noncompetition Payments. Should Employer terminate Employee's employment for Cause, Employee will be entitled to his Base Salary earned prior to the date of termination as provided for in Paragraph 5 of this Agreement, computed pro rata up to and including the date of termination, plus one twelfth (1/12) of his Base Salary. Employee shall not be entitled to any further payments under this Agreement. For purposes of this Agreement, "Cause" will occur if Employee willfully breaches or habitually neglects the duties to be performed under Paragraph 2, habitually engages in the use of illegal substances or the excessive use of alcohol.

     b. In the event Employer is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and Employer agrees to take all actions necessary to ensure that the transferee or surviving company is bound by the provisions of this Agreement. c. Employee may terminate Employee's employment by providing thirty (30) days prior written notice to Employer. Should Employee terminate Employee's employment for any reason other than Good Reason (hereinafter defined), Employee will be entitled to his Base Salary earned prior to the date of termination as provided for in Paragraph 5 of this Agreement, computed pro rata up to and including the date of termination, plus one full year of his Base Salary, plus all stock based compensation due through the term of this agreement. Should Employee terminate Employee's employment with Good Reason, Employee shall receive his Base Salary, the Profits Bonus and the Revenue Bonus due for the remainder of the term of this Agreement, payable as and when same would have become due and payable but for the termination of Employee's employment, the Retirement Base Salary, the Advisory Payments and the Noncompetition Payments. For purposes of this Agreement, "Good Reason" means the occurrence, during the term of this Agreement, of any one of the following acts by Employer, or failures by Employer to act: i. any material diminution in Employee's authorities or responsibilities (including reporting responsibilities) or from his status, title, position or responsibilities (including reporting responsibilities); the assignment to him of any duties or work responsibilities which are inconsistent with such status, title, position or work responsibilities; or any removal of Employee from, or failure to reappoint or reelect him to the Position and Employer's Board of Directors, except if any such changes are because of Permanent Disability, retirement, or death; ii. a reduction by Employer in Employee's Base Salary, Profits Bonus or Revenue Bonus as in effect on the date hereof or as the same may be increased from time to time; iii. the failure by Employer, without Employee's consent, to pay to Employee any portion of Employee's current compensation; or iv. the failure by Employer to continue to provide Employee with benefits substantially similar in value to Employee in the aggregate to those enjoyed by Employee under any of Employer's pension, life insurance, medical, health and accident, or disability plans.

     17. Notices.

     a. Any notice under this Agreement must be written.  Notices must be either
(i) hand delivered to the address set forth below for the recipient; or (ii) placed in the United States mail, certified, return receipt requested, addressed to the recipient or (iii) deposited with an overnight delivery service, addressed to the recipient; or (iv) telecopied by facsimile transmission to the party, provided that the transmission is confirmed by telephone on the date of the transmission and is followed with a copy sent by overnight delivery or regular mail to the address specified below. Any mailed notice is effective upon deposit with the United States Postal Service or the overnight delivery service, as applicable; all other notices are effective upon receipt.

     b. Either party may designate another address for this Agreement by giving the other party at least five (5) business days' advance notice of its address change. A party's attorney may send notices on behalf of that party, but a notice is not effective against a party if sent only to that party's attorney.

     18. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understanding, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment or modification is sought. 19. Waiver. The waiver by Employer of a breach of any of the provisions of this Agreement by Employee shall not be construed as a waiver of any subsequent breach by Employee.

     20. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia. Gwinnett County, Georgia shall be the proper venue for any litigation arising out of this Agreement.

     21. Paragraph Headings. Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement.

     22. Assignability. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. This Agreement is a personal employment agreement and the rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

     23. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall in no way be impaired.

     24. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any arbitration shall be held in Atlanta, Georgia.